Exhibit 10.3

TIME-VESTED RESTRICTED STOCK UNIT AGREEMENT

RH 2023 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Grantee’s Name and Address:Lisa Chi

XXXXX

XXXXX

You (the “Grantee”) have been granted an award of Restricted Stock Units (this “Award”), subject to the terms and conditions of this Notice of Restricted Stock Unit Award (this “Notice”), the RH 2023 Stock Incentive Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement (the “Agreement”) attached hereto, as follows. Unless otherwise provided herein, the terms in this Notice shall have the same meaning as those defined in the Plan.

Award Number	SI-3472
Date of Award	May 30, 2025
Vesting Commencement Date	May 30, 2025
Total Number of Restricted Stock Units Awarded (the “Units”)	20,000

Vesting Schedule:

Subject to the Grantee’s Continuous Service (except as otherwise provided in this Notice, the Agreement and the Compensation Protection Agreement between the Company and the Grantee, dated May 15, 2025 (“the Compensation Protection Agreement”)) and other limitations set forth in this Notice, the Agreement, the Plan and the Compensation Protection Agreement, the Units will “vest” in accordance with the following schedule (the “Vesting Schedule”): 6,000 Units shall vest on January 31, 2026, 7,000 Units shall vest on January 31, 2027, and the remaining 7,000 Units shall vest on January 31, 2028.

For purposes of this Notice and the Agreement, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company. If the Vesting Schedule would result in a fractional Unit vesting on any vesting date, the number of Units that vest on that vesting date will be rounded down to the nearest whole Unit and such fractional Unit shall remain unvested until one Unit can vest and such whole Unit shall vest on the next applicable vesting date (if any).

Vesting shall cease upon the date the Grantee terminates Continuous Service for any reason, including death or Disability; provided that, notwithstanding anything to the contrary, if the Grantee’s Continuous Service is terminated by the Company without Cause (and such termination is not due to the Grantee’s Disability) or by the Grantee for Good Reason (each, a “Qualifying Termination”), subject to (x) the Grantee’s execution and non-revocation of the Release, (y) the Grantee not engaging in Conflicting Activities during the Protection Period, and (z) the Grantee’s compliance with the Compensation Protection Agreement, the Company’s Proprietary Information and Intellectual Property Agreement, the Release, and the Grantee’s offer letter (collectively, the “Employment Documents”), the Units that would otherwise vest during the first twenty-four (24) months following the Termination Date (the “Protection Period”) shall continue to vest as if the Grantee remained in Continuous Service with the Company during the Protection Period, with any RSUs that are unvested as of the last day of the Protection Period terminating as of the Termination Date. If the Grantee’s Continuous Service terminates for any reason other than a Qualifying Termination, any Units that are unvested immediately prior to such termination of the Grantee’s Continuous Service shall be forfeited as of the Termination Date. For clarity, if the Grantee’s Continuous Service terminates in a Qualifying Termination, any Units that are unvested immediately prior to such termination of the Grantee’s Continuous Service shall not terminate on the date of the Qualifying Termination and

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shall, instead, remain outstanding until the Release Deadline (provided that such unvested Units shall not continue to vest during such period unless the Release is executed and becomes irrevocable by the Release Deadline) and shall either (i) if the Grantee executes the Release and the Release becomes irrevocable by the Release Deadline, continue to vest during the Protection Period as described above or (ii) if the Grantee does not execute the Release or if the Release does not become irrevocable by the Release Deadline, be forfeited as of the last day of the Release Period. Notwithstanding anything to the contrary, if the Grantee engages in Conflicting Activities during the Protection Period or otherwise violates any of the Employment Documents during the Protection Period, continued vesting of the RSUs pursuant to this Notice shall cease and any RSUs that are unvested as of the date of the Grantee’s commencement of such Conflicting Activities or such violation, as applicable, shall terminate. For purposes of this Notice, each of the terms of “Cause,” “Good Reason,” “Release,” “Release Deadline,” “Release Period” and “Conflicting Activities” shall have the meanings set forth in the Compensation Protection Agreement.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, and the Agreement.

RH
a Delaware corporation

By:	/s/ Jack Preston
Title:	Chief Financial Officer
Date:	May 30, 2025

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THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE UNITS SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF CONTINUOUS SERVICE OR, IF APPLICABLE, DURING THE PROTECTION PERIOD (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER). THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF THE GRANTEE’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE. THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE GRANTEE’S STATUS IS AT WILL.

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Grantee Acknowledges and Agrees:

The Grantee acknowledges receipt of a copy of the Plan and the Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan.

The Grantee further acknowledges that, from time to time, the Company may be in a “blackout period” and/or subject to applicable federal securities laws that could subject the Grantee to liability for engaging in any transaction involving the sale of the Company’s Shares. The Grantee further acknowledges and agrees that, prior to the sale of any Shares acquired under this Award, it is the Grantee’s responsibility to determine whether or not such sale of Shares will subject the Grantee to liability under insider trading rules or other applicable federal securities laws.

The Grantee understands that the Award is subject to the Grantee’s consent to access this Notice, the Agreement, the Plan and the Plan prospectus (collectively, the “Plan Documents”) in electronic form on the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable, or by such other method as designated by the Company at the Company’s sole discretion from time to time. By signing below and accepting the grant of the Award, the Grantee: (i) consents to access copies of the Plan Documents by means and methods as designated by the Company from time to time; (ii) if applicable or upon establishment by the Company of an intranet or upon engagement of a brokerage firm for the administration of Awards, consents to access electronic copies (instead of receiving paper copies) of the Plan Documents via such Company intranet or the website of the Company’s designated brokerage firm; (iii) represents and agrees that the Grantee will comply with reasonable procedures to access the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable; (iv) acknowledges that the Grantee is already in possession of paper copies of the Plan Documents; and (v) acknowledges that the Grantee is familiar with and accepts the Award subject to the terms and provisions of the Plan Documents.

The Company may, in its sole discretion, decide to deliver any Plan Documents by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Agreement shall be resolved by the Administrator in accordance with Section 8 of the Agreement. The Grantee further agrees to the venue and jurisdiction selection in accordance with Section 9 of the Agreement. The Grantee further agrees to notify the Company upon any change in his or her residence address indicated in this Notice.

/s/ Lisa Chi

6/3/2025

Date

Grantee’s Signature

FORM OF TIME-VESTED RESTRICTED STOCK UNIT AGREEMENT

Award Number: SI-3472

RH 2023 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1.Issuance of Units. RH, a Delaware corporation (the “Company”), hereby issues to the Grantee (the “Grantee”) named in the Notice of Restricted Stock Unit Award (the “Notice”) an award (this “Award”) of the Total Number of Restricted Stock Units Awarded set forth in the Notice (the “Units”), subject to the Notice, this Restricted Stock Unit Agreement (this “Agreement”) and the terms and provisions of the Compensation Protection Agreement between the Company and the Grantee, dated May 15, 2025 (“the Compensation Protection Agreement”) and the RH 2023 Stock Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference. Unless otherwise provided herein, the terms in this Agreement shall have the same meaning as those defined in the Plan.
2.Transfer Restrictions. The Units may not be transferred in any manner other than by will or by the laws of descent and distribution.

3.	Conversion of Units and Issuance of Shares.

(a)General. Subject to Sections 3(b) and 3(c), as soon as administratively feasible but no later than 60 days following the applicable date of vesting under the Vesting Schedule set forth in the Notice (a “Vesting Date”), the Company shall issue to the Grantee a number of Shares equal to the number of Units subject to the Award that vest on the applicable Vesting Date, subject to any required tax or other withholding obligations. Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share.
(b)Delay of Conversion. The conversion of the Units into the Shares under Section 3(a) shall be delayed in the event the Company reasonably anticipates that the issuance of the Shares would constitute a violation of federal securities laws or other Applicable Law. If the conversion of the Units into the Shares is delayed by the provisions of this Section 3(b), the conversion of the Units into the Shares shall occur at the earliest date at which the Company reasonably anticipates issuing the Shares will not cause a violation of federal securities laws or other Applicable Law. For purposes of this Section 3(b), the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of Applicable Law.
(c)Delay of Issuance of Shares. The Company shall delay the issuance of any Shares under this Section 3 to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any Shares to which the Grantee would otherwise be entitled during the six (6) month period following the date of the Grantee’s termination of Continuous Service will be issuable on the first business day following the expiration of such six (6) month period.
4.Right to Shares. The Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Shares) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee.

5.	Taxes.

(a)Tax Liability. The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any Related Entity takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any Related Entity makes any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Award, including the grant, vesting, assignment, release or cancellation of the Units, the delivery of Shares, the subsequent sale of any Shares acquired upon vesting and the receipt of any dividends or dividend equivalents. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability.
(b)Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether U.S. federal, state, local or non-U.S., including any income tax, payroll tax, social insurance, employment tax, payment on account or other tax-related obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of all Tax Withholding Obligations in a manner acceptable to the Company.
(i)By Share Withholding. If permissible under Applicable Law, the Grantee authorizes the Company to, upon the exercise of its sole discretion, withhold from those Shares otherwise issuable to the Grantee the whole number of Shares sufficient to satisfy the applicable Tax Withholding Obligation. The Grantee acknowledges that the withheld Shares may not be sufficient to satisfy all Tax Withholding Obligations. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.
(ii)By Sale of Shares. Unless the Grantee determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, the Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to, upon the exercise of Company’s sole discretion, sell on the Grantee’s behalf a whole number of Shares from those Shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the applicable Tax Withholding Obligation. Such Shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon as practicable thereafter. The Grantee will be responsible for all broker’s fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Grantee’s Tax Withholding Obligation, the Company agrees to pay such excess in cash to the Grantee. The Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Grantee’s Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.
(iii)By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of business days as determined by the Administrator) before any Tax Withholding Obligation arises (e.g., a vesting date), the Grantee may elect to satisfy the Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company or (z) such other means as specified from time to time by the Administrator.

Notwithstanding the foregoing, the Company or a Related Entity also may satisfy any Tax Withholding Obligation by offsetting any amounts (including, but not limited to, salary, bonus and severance payments) payable to the Grantee by the Company and/or a Related Entity. Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the Award, the Grantee agrees to pay the Company the amount of such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not the Grantee is an employee of the Company at that time.

6.Entire Agreement; Governing Law. The terms of the Notice and the Plan are incorporated into this Agreement and, together with this Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof; provided, however, that if the terms of the Compensation Protection Agreement or any other employment, change in control or similar agreement that the Grantee becomes party to with the Company or a Related Entity contains terms applicable to equity awards of the type granted by this Agreement that are more favorable to the

Grantee than the terms set forth in this Agreement, such more favorable terms shall control. Nothing in the Notice, the Plan or this Agreement (except as expressly provided therein or herein) is intended to confer any rights or remedies on any Persons other than the Company and the Grantee. The Notice, the Plan and this Agreement are to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. Should any provision of the Notice, the Plan or this Agreement be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.
7.Construction. The captions used in the Notice and this Agreement are inserted for convenience and shall not be deemed a part of the Award for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
8.Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Agreement shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.
9.Venue and Waiver of Jury Trial. The Company and the Grantee agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement shall be brought exclusively in the United States District Court for Delaware (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Delaware state court) and that the parties shall submit to the jurisdiction of such court. The Company and the Grantee irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE COMPANY AND THE GRANTEE ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 9 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
10.Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.
11.Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in the Notice and this Agreement by and among, as applicable, the Grantee’s employer, the Company and any Related Entity for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company and the Grantee’s employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”). The Grantee understands that Data will be transferred to any third party assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the Grantee’s country, or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.
12.Language. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by Applicable Law.
13.Amendment and Delay to Meet the Requirements of Section 409A. The Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Grantee, may amend or modify this Agreement in any manner and delay the issuance of any Shares issuable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable. In addition, the Company makes no representation that the Award will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to the Award or to mitigate its effects on any deferrals or payments made in respect of the Units. The Grantee is encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.
14.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

END OF AGREEMENT